Exhibit 10.5

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made effective as of this 11th day of June, 2010, by and between Optimus Capital Partners, LLC, a Delaware limited liability company (“Optimus Capital”, and its affiliate Optimus CG II, Ltd., a Cayman Islands exempted company (“Optimus CG” and, together with Optimus Capital, “Optimus”), and International Stem Cell Corporation, a Delaware corporation (the “Company”).

WHEREAS, on June 30, 2009, Optimus Capital and the Company entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which Optimus Capital agreed to purchase, or cause its designee to purchase, from time to time, up to Five Hundred (500) shares of the Company’s Series E Preferred Stock (the “Preferred Stock”), and Optimus CG received a warrant to purchase up to 7,848,837 shares of the Company’s common stock, with the number of shares of common stock and the exercise price being subject to adjustment from time to time based on the market price for the shares of common stock at the time the Company sold shares of Preferred Stock (the “Warrant”);

WHEREAS, the Preferred Stock accrues a dividend in shares of Series E Preferred Stock on a daily basis at a rate equal to 10% per annum from the date of issuance with the dividend being payable on the date the Preferred Stock is redeemed (the “Dividend”);

WHEREAS, the Preferred Stock is redeemable commencing one year after its issuance, subject to payment of redemption premiums that start at 26% and decline to 0% after the Preferred Stock has been outstanding for four years (the “Redemption Premiums”);

WHEREAS, from October 2009 through March 2010 the Company sold an aggregate of 441 shares of Preferred Stock to Optimus CG in 11 tranches and on 11 occasions Optimus CG exercised portions of the Warrant for a total purchase price of $4,410,750, all of which was paid by delivery to the Company of a series of secured notes accruing interest at 2% per annum (collectively, the “Warrant Notes”);

WHEREAS, Optimus has offered to exchange the Preferred Stock and to waive all Dividends (collectively, the “Preferred Stock Exchange”) in return for the cancellation of the Warrant Notes and the waiver of all interest on the Warrant Notes (collectively, the “Debt Exchange”), and the other terms set forth in this Agreement, and the Company desires to accept such offer; and

WHEREAS, Optimus and the Company, each being a willing party to this transaction and neither being under any compulsion to exchange the instruments, rights and benefits being exchanged pursuant to this Agreement, acknowledge that they are each aware of the relevant facts relating to the exchange (including, without limitation, (i) the differences between the interest rates on the Warrant Notes and the dividend rates on the Preferred Stock, (ii) the Redemption Premiums payable once the Preferred Stock is redeemable, (iii) the fact that the Preferred Stock is not yet redeemable, and (iv) the various benefits to each party under the contemplated exchange, which the parties have agreed offset the difference between the principal amount of the Warrant Notes and the liquidation preference of the Preferred Stock), and further acknowledge and agree that, in total, the instruments, rights and benefits being exchanged by each side are of equivalent value.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

TRANSACTIONS

Section 1.1 Sale. The Company and the Optimus hereby agree to consummate the Preferred Stock Exchange and the Debt Exchange. In furtherance of the foregoing, effective as of the Closing:

(a) Optimus hereby waives the requirement that the Preferred Stock be held by Optimus for one year prior to redemption by the Company;

(b) Optimus hereby waives the Redemption Premiums owing to it pursuant to the Preferred Stock Agreement and/or the Certificate of Designation of Preferences, Rights and Limitations of Series E Preferred Stock (the “Certificate of Designation”);

(c) Optimus hereby waives the Dividend owed to it through the Closing pursuant to the Preferred Stock Agreement and/or the Certificate of Designation;

(d) The Company hereby waives any interest owed to it through the Closing under all of the Warrant Notes;

(e) The Company hereby cancels each of the Warrant Notes;

(f) Optimus hereby agrees to return all of the shares of Preferred Stock to the Company for cancellation; and

(g) The Company and Optimus acknowledge that the Preferred Stock Exchange and Debt Exchange shall affect a release by the Company and Optimus of all continuing rights each party holds, and all obligations owed to the other, under the Purchase Agreement; provided, however, that such release shall not apply to any rights or obligations arising from or related to any securities of the Company that Optimus continues to own as of and/or after the date hereof.

Section 1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of DLA Piper LLP (US), counsel to the Company, at 4365 Executive Drive, Suite 1100, San Diego, California 92121 on the date hereof (the “Closing Date”), or at such other time and place as the Company and Optimus may agree either in writing or orally. At the Closing:

(a) Optimus will deliver the Certificates representing the shares of Preferred Stock to the Company evidencing the Preferred Stock Exchange.

(b) The Company will cancel the Preferred Stock, will cancel the Warrant Notes evidencing the Debt Exchange, and will deliver the cancelled Warrant Notes to Optimus; and

(c) The other waivers, cancellations and releases set forth in Section 1.1 shall be effective.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Optimus as of the date hereof as follows:

(a) The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by the Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of the Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company. The Agreement has been (or upon delivery will be) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

(b) The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation, as amended, or bylaws, or (ii) conflict with or violate the terms of any material agreement by which the Company is bound or to which any property or asset of the Company is bound or affected.

(c) The Company has full title to and ownership of the Warrant Notes and all rights being waived, cancelled or released hereunder.

Section 2.2 Representations, Warranties and Covenants of Optimus. Optimus hereby represents and warrants to the Company as of the date hereof as follows:

(a) Optimus has the requisite power and authority to enter into this Agreement, to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of the Agreement by Optimus and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Optimus and no further consent or action is required by Optimus. The Agreement has been (or upon delivery will be) duly executed by Optimus and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Optimus enforceable against Optimus in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

(b) The execution, delivery and performance of the Agreement by Optimus and the consummation by Optimus of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of Optimus’s organizational documents, or (ii) conflict with or violate the terms of any material agreement by which Optimus is bound or to which any property or asset of Optimus is bound or affected.

(c) Optimus has full title to and ownership of the Preferred Stock and all rights being waived, cancelled or released hereunder.

ARTICLE III

MISCELLANEOUS

Section 3.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between or among the parties hereto with respect to the subject matter hereof and thereof.

Section 3.2 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each party hereto.

Section 3.3 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.5 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile or other electronic transmission.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Exchange Agreement as of the date first written above.

COMPANY:

INTERNATIONAL STEM CELL CORPORATION

By:	/s/ Ray Wood
Name:	Ray Wood
Title:	Chief Financial Officer

OPTIMUS CAPITAL PARTNERS, LLC:

By:	/s/ Terren Peizer
Name:	Terren Peizer
Title:	Managing Director

OPTIMUS CG II, LTD.:

By:	/s/ Terren Peizer
Name:	Terren Peizer
Title:	Managing Director